EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

March 12, 2008	NASDAQ-EVOL

Evolving Systems Reports 2007 Fourth Quarter and Year-End Financial Results

•      Q4 Revenue up 3% from 2006 to $9.1 million, full year up 6% to $36.0 million

•      Adjusted EBITDA of $1.2 million in Q4, $5.6 million for full year

•      Net income of $284,000 in Q4, $598,000 for full year

•      Sixth consecutive quarter of positive operating income

•      $4.8 million in operating cash flow YTD vs. $3.4 million a year ago

•      License and services bookings up 39% in Q4 from 2006, 16% for full year

•      Year-end backlog up 43% to $19.7 million

•      10 new customer accounts in 2007 vs. 3 in 2006

•      $10.0 million debt refinancing strengthens balance sheet and cash flow

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported solid profitability on growing revenue for its fourth quarter and full year ended December 31, 2007.

“Q4 represented a strong finish to a good year for Evolving Systems,” said Thad Dupper, president and CEO.  “In 2007 we delivered solid revenue and earnings growth while strengthening our balance sheet.  We also made excellent progress on the new business front, opening 10 new accounts in 2007 versus three in 2006 — a fact that underscores our success in the emerging markets of Central and Latin America, Asia and Africa.  While we expect to achieve steady growth in traditional markets, we continue to believe that emerging markets offer the best potential for significant growth.  We enter 2008 with an impressive order backlog, a growing portfolio of software solutions and a proven sales organization that is well-placed to pursue global opportunities.”

Fourth Quarter Results

Evolving Systems reported $9.1 million in revenue in the fourth quarter, up 3% from revenue of $8.8 million in the fourth quarter a year ago.  It was the Company’s fourth straight quarter of increased year-over-year revenue.  Management attributed the steady revenue growth to a combination of new customer engagements, additional revenue from established customers, and success in opening new, emerging markets.  License fees and services revenue grew by 11% to $4.5 million from $4.0 million, more than offsetting a 4% decline in customer support revenue, which was $4.6 million versus $4.8 million in the same quarter last year.  Revenue mix in the fourth quarter included $4.7 million in Service Activation, $3.2 million in Numbering Solutions and $1.2 million in Mediation.

Net income in the fourth quarter was $284,000, or $0.01 per basic and diluted share, versus net income of $1.0 million, or $0.05 per basic and diluted share, in the same quarter last year.  The decline in year-over-year net income was attributable to higher costs in the 2007 fourth quarter to support expanding operations and new product development.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“adjusted EBITDA”) for the fourth quarter were $1.2 million versus $2.0 million in the same quarter last year.

Total costs of revenue and operating expenses in the fourth quarter increased to $8.6 million from $7.7 million in the same quarter last year, reflecting the incremental costs of managing increased revenue.  Sales and marketing expense increased 14% due to increased costs associated with pursuing new geographic markets.  General and administrative expense increased 11% due to higher professional fees.  And product development expense increased 19% due to ongoing enhancements to the Company’s Tertio™ Activation suite.

Income from operations in the fourth quarter was $500,000 as compared with $1.1 million in the same quarter last year.  It was the Company’s sixth consecutive quarter of positive operating income.

Bookings and Backlog Highlights

The Company achieved its strongest license and services bookings quarter since the 2004 acquisition of Tertio Telecoms, writing new business with six new carrier customers.  License and services bookings totaled $6.4 million, up from $4.6 million in the same quarter last year.  Customer support bookings increased to $10.2 million from $5.8 million, benefiting from a change in the timing of a large renewal.  Total new order bookings in the fourth quarter totaled $16.6 million.  Bookings consisted of $7.8 million in Activation, $6.5 million in Numbering Solutions, and $2.3 million in Mediation.

Full year 2007 bookings were $42.0 million versus $34.2 million in 2006.  The mix included $19.6 million in license fees and services orders, up 16% over 2006, and $22.4 million in customer support, up 28% over 2006.  By product mix, bookings included $22.0 million in Activation, $14.2 million in Numbering Solutions and $5.8 million in Mediation.

The Company defines bookings as new, non-cancelable orders that are expected to be recognized as revenue during the following 12 months.

Backlog at December 31, 2007, was $19.7 million, up 43% from a backlog of $13.8 million at year-end 2006. The mix in backlog included $6.5 million in license fees and services and $13.2 million in customer support.

Balance Sheet Highlights

Evolving Systems generated $4.8 million in cash from operations in 2007, up 42% from $3.4 million in 2006.  Cash and cash equivalents increased 43% over the same period to $7.3 million from $5.1 million. Working capital at 2007 year-end was up 74% to $1.4 million from $0.8 million a year ago.  During 2007 holders of the Company’s Series B Convertible Preferred Stock converted a substantial number of preferred shares to common stock, reducing the preferred stock balance from $11.3 million at December 31, 2006 to $5.6 million at December 31, 2007.  Subsequently, during the first quarter of 2008, additional conversions were made, further reducing the preferred stock balance to $0.2 million.  Also in the first quarter of 2008, Evolving Systems completed a $10.0 million debt refinancing that lowered the Company’s average cash interest rate and improved financial flexibility.  The financing, which carries more favorable covenants than its predecessor, will lower the Company’s 2008 principal amortization by approximately $200,000 and will generate interest savings of approximately $200,000 in 2008 and more than $250,000 in 2009.

2007 Full Year Results

The Company reported net income of $598,000, or $0.03 per basic and diluted share, in 2007 as compared with a net loss of $16.8 million, or $0.88 per basic and diluted share, in 2006.  The 2006 net loss included a $15.0 million impairment charge net of income tax benefit.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“adjusted EBITDA”) for 2007 increased 26% to $5.6 million from $4.5 million in 2006.

Revenue in 2007 increased to $36.0 million, up 6% over $33.8 million a year ago.  License fees and services revenue increased 13% to $17.9 million from $15.9 million, while customer support revenue increased 1% to $18.1 million from $17.9 million in 2006.  Revenue mix included $19.6 million in Activation, $11.9 million in Numbering Solutions and $4.5 million in Mediation.

Total costs of revenue and operating expenses in 2007 improved to $33.5 million from $50.4 million in 2006.  The significant improvement is primarily the result of the 2006 impairment charge of $16.5 million, which also produced a lower amortization expense run rate.  Other areas of decreased expense in 2007 included sales and marketing, which incurred lower average headcount, and product development due to reduced numbering solutions development costs.  The Company experienced year over year increases in costs of revenue to support revenue growth and in general and administrative expense, which grew due to higher professional fees and incentive compensation resulting from improved year over year financial results.

Operating income in 2007 was $2.4 million compared with an operating loss of $16.6 million, including the $16.5 million impairment, in 2006.

Conference Call

The Company will conduct a conference call and Web cast today at 2:15 p.m. Mountain Daylight Savings Time.  The call-in numbers for the conference call are 1-800-901-5248 for domestic toll free and 617-786-4512 for international callers.  The passcode is 54507387.  A telephone replay will be available through March 18, 2008, and can be accessed by calling 1-888-286-8010 or 617-801-6888, passcode 41197097.  To access a live Webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through March 18, 2008.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 60 network operators in over 37 countries worldwide. Its portfolio includes market-leading products for Activation, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly and annual results that are similar to those described in this press release and the impact of new accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2007, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Communications Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		12 months ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue:
License fees and services	$4,470	$4,029	$17,895	$15,883
Customer support	4,589	4,769	18,058	17,950
Total revenue	9,059	8,798	35,953	33,833
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,061	1,819	8,023	7,342
Costs of customer support, excluding depreciation and amortization	1,496	1,281	6,237	5,694
Sales and marketing	2,328	2,043	8,557	8,962
General and administrative	1,314	1,180	5,862	5,138
Product development	804	678	2,376	3,072
Depreciation	170	307	899	1,169
Amortization	389	386	1,565	2,511
Impairment of goodwill and intangible assets	—	—	—	16,516
Restructuring and other expense (recovery)	(3)	2	(4)	(21)
Total costs of revenue and operating expenses	8,559	7,696	33,515	50,383
Income (loss) from operations	500	1,102	2,438	(16,550)
Interest and other income (expense), net	(229)	(416)	(1,284)	(1,837)
Income (loss) before income taxes	271	686	1,154	(18,387)
Income tax expense (benefit)	(13)	(326)	556	(1,604)
Net income (loss)	$284	$1,012	$598	$(16,783)
Basic income (loss) per common share	$0.01	$0.05	$0.03	$(0.88)
Diluted income (loss) per common share	$0.01	$0.05	$0.03	$(0.88)
Weighted average basic shares outstanding	19,259	19,134	19,198	19,100
Weighted average diluted shares outstanding	19,665	19,344	19,576	19,100

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended		12 months ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income (loss)	$284	$1,012	$598	$(16,783)
Depreciation	170	307	899	1,169
Amortization	389	386	1,565	2,511
Impairment of goodwill & intangible assets	—	—	—	16,516
Stock-based compensation expense	167	183	710	808
Interest expense and other, net	229	416	1,284	1,837
Income tax expense (benefit)	(13)	(326)	556	(1,604)
Adjusted EBITDA	$1,226	$1,978	$5,612	$4,454

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$7,271	$5,076
Current portion of restricted cash	—	300
Contract receivables, net	10,959	9,206
Unbilled work-in-progress	922	1,064
Prepaid and other current assets	1,335	1,701
Total current assets	20,487	17,347
Property and equipment, net	1,677	1,349
Amortizable intangible assets, net	4,687	6,155
Goodwill	26,417	26,027
Long-term restricted cash	100	—
Other long-term assets	359	460
Total assets	$53,727	$51,338
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,520	$2,037
Accounts payable and accrued liabilities	5,937	4,428
Unearned revenue	10,635	10,079
Total current liabilities	19,092	16,544
Long-term liabilities:
Long-term debt and other obligations	10,242	12,153
Deferred foreign income taxes	878	1,202
Total liabilities	30,212	29,899
Preferred stock	5,587	11,281
Stockholders’ equity:
Common stock	18	16
Additional paid-in capital	75,317	68,825
Accumulated other comprehensive income	2,144	1,466
Accumulated deficit	(59,551)	(60,149)
Total stockholders’ equity	17,928	10,158
Total liabilities and stockholders’ equity	$53,727	$51,338